Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2010 RESULTS

XIFAXAN® 550 mg for Hepatic Encephalopathy Gains

FDA Approval

XIFAXAN 550 mg Phase 3 Data Demonstrate Acute and

Sustained Relief of Non-C IBS Symptoms

RALEIGH, NC, May 10, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the first quarter ended March 31, 2010.

Total product revenue was $44.1 million for the first quarter of 2010, compared to $44.8 million for the first quarter of 2009. This $44.1 million in total product revenue exceeds the Company’s previously stated first quarter 2010 guidance of approximately $40 million. XIFAXAN® revenue for the first quarter of 2010 was $29.9 million. Our key bowel cleansing products, MOVIPREP® and OSMOPREP®, generated revenue of $10.5 million for the first quarter of 2010.

Total cost of products sold was $9.8 million for the first quarter of 2010. Gross margin on total product revenue was 77.8% for the first quarter of 2010 compared to 77.9% for the first quarter of 2009. Research and development expenses were $18.8 million for the first quarter of 2010, compared to $20.1 million for the prior year period. Selling, general and administrative expenses were $36.5 million for the first quarter of 2010, compared to $25.0 million for the first quarter of 2009. The Company reported a net loss of $25.2 million, or $0.45 per share, fully diluted, for the first quarter of 2010.

Cash and cash equivalents were $198.0 million as of March 31, 2010.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to believe 2010 total Company product revenue will be approximately $334 million, and that we will be able to generate approximately $0.04 in earnings per share, fully diluted, for the full year ending December 31, 2010. This 2010 revenue guidance represents 43 percent growth over 2009 revenue. The current annualized run rates, based on dollarizing the latest prescription data for XIFAXAN, our bowel cleansing products, APRISO™ and our “other products” are approximately $126 million, $89 million, $26 million and $35 million, respectively. Based on the full year 2010 guidance provided above, for the second quarter of 2010 we anticipate total Company product revenue should be approximately $93 million and should generate approximately $0.10 in earnings per share, fully diluted. This second quarter 2010 guidance reflects initial distribution of XIFAXAN 550 and incorporates the impact of XIFAXAN 550 mg on the XIFAXAN 200 mg business.”

Carolyn Logan, President and Chief Executive Officer, stated, “Commercial highlights for the first quarter of 2010 included the continued strength of XIFAXAN as well as record performances for MOVIPREP and APRISO during the period. XIFAXAN prescription demand grew 15 percent for the quarter compared to the first quarter of 2009. March was a record month for XIFAXAN with more than 48,000 prescriptions written totaling 2.5 million tablets. MOVIPREP prescriptions increased 5 percent for the first quarter of 2010 compared to the first quarter of 2009, and in March MOVIPREP achieved a record level of monthly prescriptions, exceeding 123,000 prescriptions. APRISO demonstrated impressive growth in March 2010, with a 28 percent increase in prescriptions compared to February 2010.

“The March 24 approval of XIFAXAN 550 for the reduction in risk of overt hepatic encephalopathy recurrence in patients over the age of 18 was certainly the highlight of the first quarter of 2010. XIFAXAN 550 is the seventh Salix product to secure FDA approval since 2000. We look forward with great anticipation to the impact this treatment advance should provide for patients and the impact this significant commercial opportunity should create for Salix.

“Since the first of the year the Company’s marketing and sales teams have been focused on XIFAXAN 550 in preparation for the anticipated hepatic encephalopathy approval and launch. We began shipping product to wholesalers in late April. The week of May 17th we will complete the hepatic encephalopathy training of both our 96-member Integra sales force and our 64-member Futura sales force. We are on target to launch XIFAXAN 550 to physicians the week of May 24.

“In conjunction with the approval and launch of XIFAXAN 550, we were very pleased to receive notice of the publication of the results of our pivotal Phase 3 study of XIFAXAN 550 in hepatic encephalopathy in the March 25 edition of The New England Journal of Medicine. The publication of the results in this highly-respected and widely-disseminated medical journal should serve a strategic role in educating health care providers on the utility of the first clinical treatment option for HE patients approved in the United States in more than 30 years.

“The exciting year-to-date progress made with respect to XIFAXAN 550 for hepatic encephalopathy has been paralleled by progress achieved with XIFAXAN 550 for non-constipation irritable bowel syndrome. Data from the Company’s Phase 3 pivotal trials evaluating rifaximin in patients with non-constipation irritable bowel syndrome received broad exposure and generated a high level of attention upon their announcement last week during Digestive Disease Week. These data demonstrated that a 14-day course of rifaximin 550 mg, taken three times daily, achieved adequate relief of IBS symptoms in a significantly greater proportion of patients during the first four weeks following two weeks of treatment, as well as over three months (2-week treatment plus 10-week follow-up), compared with placebo. Market research indicates healthcare providers and patients are not satisfied with current treatment options for IBS. We believe XIFAXAN 550 has the potential to provide a solution for this widespread condition by means of its utility to treat the underlying cause of IBS. We are targeting to submit the rifaximin non-C IBS NDA by the end of June.”

The Company will host a conference call at 5:00 p.m. ET, on Monday, May 10, 2010. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (800) 441-0022 (U.S. and Canada) or (719) 457-2625 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 1248355.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, METOZOLV® ODT (metoclopramide HCl), PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Crofelemer, budesonide foam and rifaximin for additional indications are under development.

For full prescribing information and important safety information, including BOXED WARNINGS for VISICOL, OSMOPREP and METOZOLV, on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

###

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; market acceptance for approved products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

###

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2010 (unaudited)	March 31, 2009 (unaudited)
Revenues:
Net product revenues	$44,077	$44,774

Costs and Expenses:
Cost of products sold	9,799	9,905
Amortization of product rights and intangible assets	2,808	2,502
Research and development	18,756	20,074
Selling, general and administrative	36,528	25,015

Total costs and expenses	67,891	57,496

Loss from operations	(23,814)	(12,722)
Interest and other income (expense), net	(1,387)	(1,291)
Income tax expense	3	(47)

Net Loss	$(25,204)	$(13,966)

Loss per share, basic	$(0.45)	$(0.29)

Loss per share, diluted	$(0.45)	$(0.29)

Shares used in computing net loss per share, basic	56,396	48,111

Shares used in computing net loss per share, diluted	56,396	48,111

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2010 (unaudited)	March 31, 2009 (unaudited)
Assets
Cash and cash equivalents	$198,044	$83,468
Accounts receivable, net	55,514	54,087
Inventory, net	28,672	21,734
Other assets	228,387	222,313

Total Assets	$510,617	$381,602

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$157,129	$128,442

Total liabilities	157,129	128,442

Common stock	56	48
Additional paid-in-capital	574,600	419,423
Accumulated deficit	(221,168)	(166,311)

Total stockholders’ equity	353,488	253,160

Total Liabilities and Stockholders’ Equity	$510,617	$381,602